EXHIBIT 10.13

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") effective as of the 11th day of February, 2002, by and between Heidi Fisher ("Ms. Fisher") and Sun Health Specialty Services, Inc., a New Mexico corporation ("SHSS").

     WHEREAS, SHSS is a wholly owned subsidiary of SunBridge Healthcare Corporation ("SunBridge" or "Company") which is a wholly owned subsidiary of Sun Healthcare Group, Inc. ("SHG");

     WHEREAS, SHSS has Services Agreements with SHG to provide employees to SHG;

     WHEREAS, pursuant to the aforementioned Services Agreements, SHSS has agreed to provide the services of Ms. Fisher to SHG;

     WHEREAS, SHSS and Ms. Fisher desire to set forth the terms and conditions of Ms. Fisher's employment as Senior Vice President of Human Resources of SHG in an employment agreement, and Ms. Fisher is willing to perform such services for SHG under the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and agreements contained herein, Ms. Fisher and SHSS agree as follows:

Section 1:  Employment. SHSS agrees to employ Ms. Fisher and Ms. Fisher agrees to accept employment with SHSS, subject to the terms and conditions of this Agreement.

Section 2:  Duties and Responsibilities. Ms. Fisher shall devote her full employment time, efforts, skills and attention exclusively to her duties as Senior Vice President of Human Resources.

Section 3:  Compensation, Benefits and Related Matters.

     (a)     Annual Base Salary. SHSS shall pay to Ms. Fisher a base salary at an annual rate of $225,000 ("Base Salary"), such salary to be payable in accordance with SHSS's customary payroll practices (but not less frequently than monthly). The annual base salary will be reviewed at least annually for possible merit increases and any increase in Ms. Fisher's annual base salary rate shall thereafter constitute "Base Salary" for purposes of this Agreement.

              Cash Bonus/Incentive Compensation. In addition to the Base Salary provided for in Section 3(a) above, Ms. Fisher shall be entitled to an annual bonus of up to one-third her Base Salary based on targets established with the Chief Executive Officer and Chairman of the Board for SHG.

     (c)     Equity Incentive. Ms. Fisher shall be entitled to the following equity incentive as of the date her employment begins:

(1)     A non-qualified stock option ("Stock Option") to purchase 22,500 shares of Common Stock of SHG at an exercise price per share equal to the fair market value of the Common Stock. One-fourth of the shares of Common Stock underlying the Stock Option will vest on each of the four anniversaries of the date of issuance Ms. Fisher is employed by SHSS or any other subsidiary of SHG on each such date of vesting. The Stock Option shall have a 7 year term.

(2)     If, during the Term, Ms. Fisher's employment with SHSS is terminated for any reason other than her death or Disability (as defined in Section 5(e)), Good Cause (as defined in Section 5(a)) or her voluntary resignation without Good Reason (as defined in Section 5(c)), then the unvested portion of her Stock Options will thereupon immediately be vested.

     (d)     Retirement and Benefit Plans. During her employment, Ms. Fisher shall be entitled to participate in all retirement plans, health benefit programs, insurance programs and other similar employee welfare benefit arrangements available generally to senior executive officers of SHSS. Such plans, programs and arrangements are subject to change during employment at the sole discretion of the Company.

     (e)     Paid Time Off. Ms. Fisher shall be entitled to paid time off in accordance with SHG's policy for senior executive officers.

     (f)     Indemnification Liability/Insurance. Ms. Fisher shall be entitled to indemnification by SHG and/or SHSS to the fullest extent permitted by applicable law and the charter and by laws of SHG and/or SHSS. In addition, SHG shall maintain during Ms. Fisher's employment customary director's and officers' liability insurance and Ms. Fisher shall be covered by such insurance.

     (g)      Taxes. All compensation payable to Ms. Fisher shall be subject to withholding for all applicable federal, state and local income taxes, occupational taxes, Social Security and similar mandatory withholdings.

Section 4:  Travel and Housing. SHG will relocate the principal executive offices for SHG's senior management team to Orange County, California. Such relocation shall be completed within a reasonable time upon location of acceptable office space. Until such relocation is completed, Ms. Fisher shall be entitled to reimbursement for reasonable travel and housing expenses incurred by her in connection with her performance of services pursuant to this Agreement.

Section 5:  Termination. SHG and/or SHSS may, at any time in its sole discretion, terminate Ms. Fisher as Senior Vice President of Human Resources and from all other positions with SHG and its direct and indirect subsidiaries; provided, however, that SHG and/or SHSS shall provide Ms. Fisher with at least thirty (30) calendar days prior written notice of such termination and shall make the payments associated with such termination in accordance with Section 6.

     (a)     Termination by SHG and/or SHSS for "Good Cause." SHG and/or SHSS may at any time, by written notice to Ms. Fisher at least five (5) business days prior to the date of termination specified in such notice and specifying the acts or omissions believed to constitute Good Cause (as defined below), terminate Ms. Fisher as an officer and employee and from all other positions with SHSS, SHG and any other related entities for Good Cause. SHG and/or SHSS may relieve Ms. Fisher of her duties and responsibilities, with pay, pending a final determination of whether Good Cause exists, and such action shall not constitute Good Reason (as defined below) for purposes of this Agreement. Payment to Ms. Fisher upon a termination for Good Cause is set forth in Section 6(a). "Good Cause" for termination shall mean any one of the following:

(1)     Any criminal conviction under the laws of the United States or any state or other political subdivision thereof which, in the good faith determination of the Chief Executive Officer of SHG, renders Ms. Fisher unsuitable as an officer or employee of SHG and/or SHSS.

(2)     Ms. Fisher's continued failure to substantially perform the duties reasonably requested by the Chief Executive Officer and Chairman of the Board of SHG and commensurate with her position as Senior Vice President of Human Resources (other than any such failure resulting from his incapacity due to his physical or mental condition) after a written demand for substantial performance is delivered to her by the Chief Executive Officer and Chairman of the Board of SHG, which demand specifically identifies the manner in which the Chief Executive Officer and Chairman of the Board of SHG believes that Ms. Fisher has not substantially performed her duties, and which performance is not substantially corrected by her within thirty (30) calendar days of receipt of such demand; and

(3)     Any material workplace misconduct or willful failure to comply with SHG's general policies and procedures as they may exist from time to time by Ms. Fisher which, in the good faith determination of the Chief Executive Officer and Chairman of the Board of SHG, renders Ms. Fisher unsuitable as an officer or employee.

(b)     Termination by SHG and/or SHHS without Good Cause. SHG and/or SHSS may at any time, by written notice to Ms. Fisher at least five (5) business days prior to date of termination specified in such notice, terminate Ms. Fisher as an officer or employee and from all other positions with SHSS, SHG and any other related entity. If such termination is made by SHG and/or SHSS other than by reason of Ms. Fisher's death, Disability (as defined in Section 5(e)) and Good Cause does not exist, such termination shall be treated as a termination without Good Cause and Ms. Fisher shall be entitled to payment in accordance with Section 6(b).

(c)     Termination by Ms. Fisher for Good Reason. Ms. Fisher may, at any time at her option within sixty (60) days following an event or condition that constitutes Good Reason (as defined below), resign for Good Reason as an officer and employee and from all other positions with SHSS, SHG and any other related entity by written notice to SHG at least thirty (30) days prior to the date of termination specified in such notice; provided, however, that SHG and/or SHSS has not substantially corrected the event or condition that would constitute Good Reason prior to the date of termination. Payment to Ms. Fisher upon a termination for Good Reason is set forth in Section 6(b).

(1)     "Good Reason" shall mean the occurrence of any one of the following events or conditions (but only if Ms. Fisher provides a notice of resignation to SHG within sixty (60) days following such event or condition):

a.     A meaningful and detrimental reduction, without Ms. Fisher's written consent, in the nature of her responsibilities or a meaningful and detrimental change in her reporting responsibilities or titles;

b.     A reduction of compensation as set forth in Sections 3(a) - 3(c) (collectively the "Compensation"), a reduction of the benefits set forth in Sections 3(d) - 3(f) (collectively, the "Benefits") (other than a reduction of Benefits uniformly applicable to other members of senior management), or failure by SHG and/or SHSS to pay to Ms. Fisher any portion of the Compensation or Benefits within seven (7) business days of the date such compensation or other payments and benefits are due; or

c.     (i)     Prior to the date on which the principal executive offices for SHG's senior management team is moved to Orange County, California, a change in Ms. Fishers principal work location to a place other than Albuquerque, New Mexico or Orange County, California;

        (ii)     On and after the date on which the principal executive offices for SHG's senior management team is moved to Orange County, California, a change in Ms. Fisher's principal work location to a place other than Orange County, California.

(d)     Voluntary Resignation. Ms. Fisher may, at any time at her option with thirty (30) calendar days written notice to SHG, voluntarily resign without Good Reason as an officer and employee and from all positions with SHSS, SHG and the other related entity. Payment to Ms. Fisher upon her voluntary resignation without Good Reason is set forth in Section 6(a). Resignation from employment shall automatically constitute resignation from all positions of any subsidiary or affiliated corporation.

(e)     Death or Disability. Ms. Fisher's employment under this Agreement shall terminate automatically as of the date of Ms. Fisher's death. SHG and/or SHSS may, at any time by written notice to Ms. Fisher at least five (5) business days prior to the date of termination specified in such notice, terminate Ms. Fisher as an officer and employee and from all other positions with SHSS, SHG and any other related entity by reason of her Disability. "Disability" shall mean any physical or mental condition or illness that prevents Ms. Fisher from performing her duties hereunder in any material respect for a period of 120 substantially consecutive calendar days, as determined by the Director of Medicine or equivalent senior physician at Hoag Hospital. Payment to Ms. Fisher upon termination by reason of her death or Disability is set forth in Section 6(a)

Section 6:     Payments Upon Termination.

(a)     Payment Upon Termination for Good Cause, Resignation without Good Reason, Death or Disability. In the event of termination of her employment pursuant to Sections 5(a), 5(d) or 5(e), Ms. Fisher, or her estate where applicable, shall be paid any earned but unpaid Base Salary through the date of termination and any accrued and unused paid time off through the date of termination. Payment will be made in accordance with applicable state law. In addition, in the case of a termination of employment pursuant to Sections 5(e), but not Sections 5(a) or 5(d), Ms. Fisher or her estate shall be paid any accrued and unpaid bonus for any prior fiscal year and a pro rata portion (based on the number of days of employment in the fiscal year of termination divided by 365) of the bonus, if any, for the fiscal year in which the termination occurs. Ms. Fisher shall also receive her vested benefits in accordance with the terms of SHG's compensation and benefit plans, and her participation in such plans and all other perquisites shall cease as of the date of termination, except to the extent Ms. Fisher may elect to continue coverage as under any welfare benefit plans as required by Part 6, Title I of the Employee Retirement Income Security Act of 1974, as amended. Upon a termination under Section 5(a), 5(d) or 5(e), Ms. Fisher shall not be entitled to any compensation or benefits under this Agreement except as set forth in this Section 6(a).

(b)     Payment Upon Termination by SHG without Good Cause or by Ms. Fisher for Good Reason. In the event of termination of employment pursuant to Sections 5(b) or 5(c), Ms. Fisher shall be entitled to a lump sum severance payment in the amount of one year's Base Salary or, in the event such termination occurs on or within two years following the date of a Change in Control, two year's Base Salary. Ms. Fisher shall not be obligated to seek other employment by means of mitigation, nor shall any of Ms. Fisher's earnings after termination reduce SHG and/or SHSS's obligations hereunder. Notwithstanding the foregoing, Ms. Fisher's right to receive the severance payment hereunder shall be conditioned upon her execution of a release in favor of SHG and its subsidiaries, which shall not be inconsistent with the terms of this Agreement. Payment will be made with ten (10) business days of full execution of a release in favor of SHG and its subsidiaries. Ms. Fisher shall also be entitled to any earned but unpaid Bonus pursuant to Section 3(b) through the date of termination and payment of any accrued paid time off pursuant to Section 3(e) in accordance with Company policy. Ms. Fisher's participation in any other retirement and benefit plans and perquisites shall cease as of the date of termination, except Ms. Fisher and her eligible dependents (as determined under SHG's health plan) shall be entitled to continuing coverage under SHG's health plans on the same basis as active employees until the earlier of (i) the first anniversary of the date of termination or (ii) the date Ms. Fisher or her eligible dependents become eligible to participate in a plan of a successor employer. Thereafter, Ms. Fisher shall be entitled to continue coverage under SHG's health plans under COBRA. A termination of Ms. Fisher's employment without Good Cause (other than by reason of her death or Disability) within six (6) months preceding a Change in Control shall be treated as if such termination occurred on the date of such Change in Control if it is reasonably demonstrated that the termination was at the request of the third party who has taken steps reasonably calculated to effect such Change in Control or otherwise arose in connection with or in anticipation of such Change in Control.

(c)     "Change in Control." For purposes of this Section 6, a "Change in Control" shall be deemed to have occurred if any of the following events occurs:

(1)     Any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the "1934 Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of SHG (an "Acquiring Person"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of SHG;

(2)     A merger or consolidation of SHG with any other corporation, other than a merger or consolidation which would result in the voting securities of SHG outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of SHG or surviving entity outstanding immediately after such merger or consolidation;

(3)     A sale or other disposition by SHG of all or substantially all of SHG's assets;

(4)     During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board of Directors or nomination for election by SHG's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, no longer constitute a majority of the Board of Directors;

provided, however, in no event shall any acquisition of securities, a change in the composition of the Board of Directors or a merger or other consolidation pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code with respect to SHG ("Chapter 11 Plan"), or a liquidation under the Bankruptcy Code constitute a Change in Control. In addition, notwithstanding Sections 6(c)(1), 6(c)(2), 6(c)(3) and 6(c)(4), a Change in Control shall not be deemed to have occurred in the event of a sale or conveyance in which SHG continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by SHG, or any transaction undertaken for the purpose of reincorporating SHG under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of SHG's capital stock. Ms. Fisher's continued employment without objection following a Change in Control shall not, by itself, constitute consent to or a waiver of rights with respect to any circumstances constituting Good Reason hereunder. A Change in Control shall not, by itself, constitute Good Reason hereunder.

Section 7:     Additional Payments.

(a)     Gross-Up Payments. Notwithstanding anything herein to the contrary, if it is determined that any payment to Ms. Fisher this Agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as an "Excise Tax"), then Ms. Fisher shall be entitled to an additional payment (a "Gross-Up Payment") in an amount that will place Ms. Fisher in the same after-tax economic position that she would have enjoyed if the Excise Tax had not applied to the payment. The amount of the Gross-Up Payment shall be determined by a nationally prominent accounting firm retained by SHG (the "Accounting Firm") using such formulas as the Accounting Firm deems appropriate. No Gross-Up Payment shall be payable hereunder if the Accounting Firm determines that the payments are not subject to an Excise Tax.

(b)     Determination of Gross-Up Payment. Subject to the provisions of Section 7(c), all determinations required under this Section 7, including whether a Gross-Up Payment is required, the amount of the payments constituting parachute payments, and the amount of the Gross-Up Payment, shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to SHG and Ms. Fisher within fifteen business days of Ms. Fisher's date of termination or any other date reasonably requested by SHG or Ms. Fisher on which a determination under Section 7 is necessary or advisable. SHG shall pay to Ms. Fisher the initial Gross-Up Payment within five days of the receipt by Ms. Fisher and SHG of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Ms. Fisher, SHG shall cause the Accounting Firm to provide Ms. Fisher and SHG with an opinion that SHG has substantial authority under the Internal Revenue Code and Regulations not to report an Excise Tax on Ms. Fisher's federal income tax return. Any determination by the Accounting Firm shall be binding upon Ms. Fisher and SHG. If the initial Gross-Up Payment is insufficient to cover the amount of the Excise Tax that is ultimately determined to be owing by Ms. Fisher with respect to any payment (hereinafter an "Underpayment"), SHG, after exhausting its remedies under Section 7(c) below, shall promptly pay to Ms. Fisher an additional Gross-Up Payment in respect of the Underpayment.

(c)     Procedures. Ms. Fisher shall notify SHG in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by SHG of a Gross-Up Payment. Such notice shall be given as soon as practicable after Ms. Fisher knows of such claim and Ms. Fisher shall apprise SHG of the nature of the claim and the date on which the claim is requested to be paid. Ms. Fisher agrees not to pay the claim until the expiration of the thirty-day period following the date on which Ms. Fisher notifies SHG, or such shorter period ending on the date the taxes with respect to such claim are due (the "Notice Period"). If SHG notifies Ms. Fisher in writing prior to the expiration of the Notice Period that it desires to contest the claim, Ms. Fisher shall: (i) give SHG any information reasonably requested by SHG relating to the claim; (ii) take such action in connection with the claim as SHG may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by SHG and reasonably acceptable to Ms. Fisher; (iii) cooperate with SHG in good faith in contesting the claim; and (iv) permit SHG to participate in any proceedings relating to the claim. Ms. Fisher shall permit SHG to control all proceedings related to the claim and, at its option, permit SHG to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim. If requested by SHG, Ms. Fisher agrees either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as SHG shall determine; provided, however, that if SHG directs Ms. Fisher to pay such claim and pursue a refund, SHG shall advance the amount of such payment to Ms. Fisher on an after-tax and interest-free basis (the "Advance"). SHG's control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and Ms. Fisher shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or other taxing authority. If SHG does not notify Ms. Fisher in writing prior to the end of the Notice Period of its desire to contest the claim, SHG shall pay to Ms. Fisher an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim, and Ms. Fisher agrees to pay the amount of the Excise Tax that is the subject of the claim to the applicable taxing authority in accordance with applicable law.

(d)     Repayments. If, after receipt by Ms. Fisher of an Advance, Ms. Fisher becomes entitled to a refund with respect to the claim to which such Advance relates, Ms. Fisher shall pay SHG the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after receipt by Ms. Fisher of an Advance, a determination is made that Ms. Fisher shall not be entitled to any refund with respect to the claim and SHG does not promptly notify Ms. Fisher of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by Ms. Fisher and the amount thereof shall offset the amount of the additional Gross-Up Payment then owing to Ms. Fisher.

(e)     Further Assurances. SHG shall indemnify Ms. Fisher and hold her harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities ("Losses") incurred by Ms. Fisher with respect to the exercise by SHG of any of its rights under Section 7, including, without limitation, any Losses related to SHG's decision to contest a claim or any imputed income to him resulting from any Advance or action taken on Ms. Fisher's behalf by SHG hereunder. SHG shall pay all legal fees and expenses incurred under Section 7 and shall promptly reimburse Ms. Fisher for the reasonable expenses incurred by her in connection with any actions taken by SHG or required to be taken by Ms. Fisher hereunder. SHG shall also pay all of the fees and expenses of the Accounting Firm, including, without limitation, the fees and expenses related to the opinion referred to in Section 7(b).

Section 8:     Protection of SHG's Interests.

(a)     Confidentiality. Ms. Fisher agrees that she will not at any time, during or after the term of this Agreement, except in performance of her obligations to SHG, SHHS and the other related entity, hereunder or with the prior written consent of the Board of Directors of SHG, directly or indirectly disclose to any person or organization any secret or "Confidential Information" that Ms. Fisher may learn or has learned by reason of her association with SHG. For purposes of all of this Section 8 only, SHG shall also include all of its direct and indirect subsidiaries. The term "Confidential Information" means any information not previously disclosed to the public or to the trade by SHG's management with respect to SHG's products, services, business practices, facilities and methods, salary and benefit information, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, pricing information, customer lists, financial information (including revenues, costs or profits associated with any of SHG's products or lines of business), business plans, prospects or opportunities.

(b)     Exclusive Property. Ms. Fisher confirms that all Confidential Information is and shall remain the exclusive property of SHG. All business records, papers and documents kept or made by Ms. Fisher relating to the business of SHG shall be and remain the property of SHG. Upon the termination of Ms. Fisher's employment for any reason or upon the request of SHG at any time, Ms. Fisher shall promptly deliver to SHG, and shall not without the consent of the Board of Directors of SHG, retain copies of, Confidential Information, or any written materials not previously made available to the public, or records and documents made by Ms. Fisher or coming into Ms. Fisher's possession concerning the business or affairs of SHG.

(c)     Nonsolicitation. Ms. Fisher shall not, during her employment under this Agreement, and for two (2) years following the termination of this Agreement, for whatever reason or cause, in any manner induce, attempt to induce, or assist others to induce, or attempt to induce, any employee, agent, representative or other person associated with SHG or any customer, patient or client of SHG to terminate his or her association or contract with SHG, nor in any manner, directly or indirectly, interfere with the relationship between SHG and any of such persons or entities.

(d)     Non-Disparagement. Ms. Fisher shall not during her employment under this Agreement and for two years following termination of the Agreement, for whatever reason, make any statements that are intended to or that would reasonably be expected to harm SHG or any of its subsidiaries or affiliates, their respective predecessors, successors, assigns and employees and their respective past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives. SHG and its officers and directors will not make any statements that are intended to or that would reasonably be expected to harm Ms. Fisher or her reputation or that reflect negatively on Ms. Fisher's performance, skills, or ability.

(e)     Relief. Without intending to limit the remedies available to SHG, Ms. Fisher acknowledges that a breach of any of the covenants in Section 8 may result in material irreparable injury to SHG for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, SHG shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Ms. Fisher from engaging in activities prohibited by Section 8 or such other relief as may be required to specifically enforce any of the covenants in Section 8.

Section 9:     Miscellaneous Provisions.

(a)     Amendments, Waivers, Etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by both parties. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(b)     Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)     Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

(d)     Resolution of Disputes. Any disputes arising under or in connection with this Agreement may, at the election of Ms. Fisher or SHG, be resolved by binding arbitration, to be held in Orange County, California in accordance with the rules and procedures of the American Arbitration Association. If arbitration is elected, Ms. Fisher and SHG shall mutually select the arbitrator. If Ms. Fisher and SHG cannot agree on the selection of an arbitrator, each party shall select an arbitrator and the two arbitrators shall select a third arbitrator who shall resolve the dispute. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Nothing herein shall limit the ability of SHG to obtain the injunctive relief described in Section 8(d) pending final resolution of matters that are sent to arbitration.

(e)     Attorneys' Fees. SHG shall pay or reimburse Ms. Fisher on an after-tax basis for all costs and expenses (including, without limitation, court costs, costs of arbitration and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by Ms. Fisher as a result of any claim, action or proceeding (i) contesting or otherwise relating to the existence of Good Cause in the event of Ms. Fisher's termination of employment during the Term for Good Cause; (ii) enforcing any right, benefit or obligation under this Agreement, or otherwise enforcing the terms of this Agreement or any provision thereof; or (iii) asserting or otherwise relating to the existence of Good Reason in the event of Ms. Fisher's termination of employment during the Term for Good Reason; provided, however that this provision shall not apply if the relevant trier-of-fact determines that Ms. Fisher's claim or position was without reasonable foundation.

(f)     Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(g)     Notice. For the purpose of this Agreement, notice, demands and all other communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand delivery or overnight courier or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows or to other addresses as each party may have furnished to the other:

                        To SHG:

                        Attention: General Counsel
                        101 Sun Avenue N.E.
                        Albuquerque, New Mexico 87109

    To Ms. Fisher:
    24235 Davida Lane
    Laguna Niguel, CA 92677

                          The parties hereto have executed this Agreement as of the date first above written.

/s/ Heidi Fisher                                                                      May 17, 2002

Heidi Fisher                                                                           Date

                        SUN HEALTH SPECIALTY SERVICES, INC.

By /s/ Bill Mathies                                                                 May 17, 2002

Its President                                                                           Date